Exhibit 99.1

FitLife Brands Acquires Nutrology

OMAHA, NE – April 13, 2021 -- FitLife Brands, Inc. (“FitLife” or the “Company”) (OTC Pink: FTLF), a provider of innovative and proprietary nutritional supplements for health-conscious consumers marketed under the brand names NDS Nutrition, PMD, SirenLabs, CoreActive, Metis Nutrition, iSatori, Energize, and BioGenetic Laboratories, today announced the acquisition of substantially all of the assets of Nutrology. The all-cash acquisition, which closed on April 7, is expected to be immediately accretive to earnings.

Nutrology, founded in 2012, caters to consumers who prioritize all-natural and plant-based nutritional supplements. The Nutrology product line includes vegan sports nutrition supplements, rBGH-free grass-fed whey protein shakes, all-natural pre-workout powders and vegan amino-acid drinks. As plant-based sports nutrition products continue to grow in popularity, more consumers are looking for healthier natural products they can use as part of their daily lives. Nutrology’s ingredient profiles, brand presence, and mission integrity all complement the FitLife Brands portfolio.

Dayton Judd, FitLife’s Chairman and CEO, commented, “We are excited to welcome Nutrology to the FitLife family of nutritional supplement brands, and believe that the brand’s strong foundation and positioning will allow for new product innovation for years to come. We anticipate being able to expand the reach and distribution of the Nutrology brand and are excited to have a foothold in the rapidly growing all-natural nutritional supplement category.”

About FitLife Brands
FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements for health-conscious consumers. FitLife markets over 100 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations as well as through more than 17,000 additional domestic retail locations and, increasingly, online. FitLife is headquartered in Omaha, Nebraska. For more information please visit our websites at www.fitlifebrands.com and www.nutrologyonline.com.

Forward-Looking Statements
Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability to of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.